EXHIBIT  6













                              TRUST AGREEMENT


                               Establishing


                                    the


                      BITUMINOUS 401(k) SAVINGS TRUST


                              by and between


                      BITUMINOUS CASUALTY CORPORATION


                                    and


                             CG Trust Company



                             TABLE OF CONTENTS


                                                                       PAGE


Section 1     Establishment of Trust                                     1

Section 2     General Duties of the Employers and                        2
              Committee; Indemnification

Section 3     General Duties of Trustee                                  3

Section 4     Power and Duties of Trustee with Respect                   3
              to Trust Fund

Section 4A    Investment Managers                                        4

Section 5     Payment of Taxes                                           5

Section 6     Disbursement of Trust Funds                                5

Section 7     Expenses and Compensation of Trustee                       5

Section 8     Expenses of the Plan and Trust Fund                        5

Section 9     Accounts of the Trustee                                    5

Section 10    Resignation, Removal and Substitution                      6
              of Trustee

Section 11    Amendment and Termination of Trust                         6

Section 12    Miscellaneous Provisions                                   7

Section 13    Additional Employees                                       8

Exhibit A     Schedule of Trust Assets                                   9

      THIS TRUST AGREEMENT, by and between Bituminous Casualty Corporation, (hereinafter called the "Company"), and CG TRUST COMPANY, a trust company organized under the laws of the State of Illinois with its principal office and place of business in the City of Chicago, Illinois (hereinafter called the "Trustee").

                                WITNESSETH:

     WHEREAS, the Company has established or adopted for its eligible employees the Bitco Savings Plan, which plan will be amended and restated effective January 1, 1994 as the Bituminous 401(k) Savings Plan (hereinafter called the "Plan"); and
     WHEREAS, the Plan is administered by a committee (the "Committee") appointed by the Company pursuant to the terms of the Plan; and
     WHEREAS, the Company desires the Trustee to hold Plan funds and the Trustee is willing to hold such funds pursuant to the terms of this Trust Agreement;
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto do hereby mutually declare and agree as follows:

     Section 1:  Establishment of Trust.
     (a) In order to carry out the purposes of the Plan, the Company hereby creates and establishes a trust to be known as the Bituminous 401(k) Savings Trust (hereinafter called the "Trust" or "Trust Fund"). The Trustee accepts this Trust and agrees to act as Trustee hereunder, but only on the terms and conditions set forth in this Trust Agreement. Subject to the terms and conditions of this Trust Agreement, all right, title and interest in and to the estate of the Trust Fund shall be vested exclusively in the Trustee.
This Trust shall be effective on January 1, 1994 or, if later, the date executed on behalf of the Trustee. This Trust Agreement constitutes an amendment and restatement of the Bitco Savings Trust and is intended to implement the Plan and form a part of it.
     (b) The Trust Fund shall include only those assets which the Trustee accepts and which are identified on Exhibit A. Common stock of Old Republic International Corporation included in the Trust Fund shall be referred to herein as "Old Republic Stock." Only assets actually received by the Trustee will become part of the Trust Fund. The Company acknowledges and agrees that it is responsible for effectuating the transfer of any assets held by a prior trustee or custodian to the Trustee. All assets so received, together with the income therefrom and any other increment thereon, shall be held by the Trustee pursuant to the terms of this Trust Agreement without distinction between principal and income and without liability for the payment of interest thereon.
     (c) The Committee, the Company, the Trustee, any Investment Manager appointed pursuant to Section 4A and any other fiduciaries with respect to the Plan or Trust shall discharge their duties thereunder solely in the interest of participants and beneficiaries, for the exclusive purpose of providing their benefits and defraying reasonable expenses of Plan and Trust administration, with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

     (d) The Company and each other corporation that has adopted or hereafter adopts the Plan in accordance with the Plan shall be referred to herein collectively as the "Employers" and sometimes individually as an "Employer."

     Section 2:  General Duties of the Employers and Committee;
Indemnification.
     (a) The Committee shall control and manage the operation of the Plan. The Committee shall be responsible for determining benefit rights under the Plan, instructing the Trustee in the disbursement of benefits, soliciting Old Republic stock voting instructions from participants,directing the Trustee in voting Old Republic stock proxies and performing those plan administration functions specified in the Plan.
     (b) The Employers shall act as custodian with respect to promissory notes, mortgages and related documents given in connection with Plan loans (if permitted under the terms of the Plan), if any, and the Employers shall hold in safekeeping all such promissory notes, mortgages and related documents.
     (c) The Trustee shall be fully protected and shall incur no liability in acting in reliance upon the instructions or directions of an Investment Manager, the Company or the Committee, or any delegate of the Company or the Committee. In addition, the Trustee shall be entitled to rely on directions given by a Plan participant, where the Plan provisions permit such direction. The participant shall be regarded as the delegate of the Committee for purposes of this Agreement and any reference herein to directions or instructions from the Committee shall include directions or instructions from any delegate of the Committee including Plan participants.
     (d) To the extent permitted by law, none of the Trustee, any present or former Committee member, nor any person who is or was a director, officer, or employee of an Employer, shall be personally liable for any act done or omitted to be done in good faith in the administration of the Plan or this Trust. Any employee of an Employer to whom the Committee or the Company has delegated any portion of its responsibilities under the Plan, any person who is or was a director or officer of an Employer, members and former members of the Committee, and each of them, shall, to the extent permitted by law, be indemnified and saved harmless by the Employers (to the extent not indemnified or saved harmless under any liability insurance or other indemnification arrangement with respect to the Plan or this Trust) from and against any and all liability (including any judgments, losses, damages, civil penalties, excise taxes, interest and any other form of liability of any kind) or claim of liability (as defined above and including any investigatory action) to which they may be subjected by reason of any act done or omitted to be done in good faith in connection with the administration of the Plan or this Trust or the investment of the Trust Fund, including all expenses reasonably incurred in their defense if the Employers fail to provide such defense after having been requested to do so in writing. The Trustee shall be indemnified and saved harmless by the Employers (to the extent not indemnified or saved harmless under any liability insurance or other indemnification arrangement with respect to the Plan or this Trust) only with respect to liability or claim of liability to which the Trustee shall be subjected by reason of its good faith compliance with any directions given in accordance with the provisions of the Plan or this Trust by the an Investment Manager, the Company or the Committee, or any person duly authorized by the Company or the Committee, or by reason of its failure to take any action with respect to any assets of the Trust Fund which are subject to investment direction from the Investment Manager, including all expenses reasonably incurred in its defense if the Employers fail to provide such defense after having been requested to do so in writing.
     (e) In addition to and in no way in limitation of the indemnification of paragraph (d), the Employers hereby agree to indemnify and hold harmless the Trustee from and against any claims, losses, damages, expenses (including reasonable counsel fees) and liability to which the Trustee may be subject by reason of any act or omission of any prior or subsequent trustee of the Plan.

     Section 3:  General Duties of Trustee.
     (a) The Trustee shall receive, hold, manage, invest and reinvest the Trust Fund pursuant to the provisions of this Section and Section 4 in accordance with the directions of any Investment Manager, the Company and the Committee. The Trustee shall take no action except pursuant to directions received by it from the an Investment Manager, the Company or the Committee, and shall have no duty to determine any facts or the propriety of any action taken or omitted by it in good faith pursuant to instructions from such persons.
     (b) The Trustee shall be responsible only for such assets as are actually received by it as Trustee hereunder. The Trustee shall have no duty or authority to ascertain whether any contributions should be made to it pursuant to the Plan or to bring any action to enforce any obligation to make any such contribution, nor shall it have any responsibility concerning the amount of any contribution or the application of the Plan's contribution formula.
     (c) The duties and obligations of the Trustee hereunder shall be limited to those expressly imposed upon it by this Trust Agreement notwithstanding any reference herein to the Plan, and no further duties or obligations of the Trustee, such as a duty to value Plan investments, determine the prudence of any Plan investment, or diversify Plan investments, shall be implied.

     Section 4: Power and Duties of Trustee with Respect to Trust Fund. The Trustee shall have the following powers and duties regarding the Trust Fund:
    (a) To hold title to the assets of the Trust Fund, which may include entering into depository arrangements for the safekeeping of records relevant to the ownership of such assets with any bank or banks as the Trustee may choose. Without limiting the generality of the foregoing, the Company specifically directs the Trustee to appoint, and the Trustee hereby appoints the Employers to act as custodian with respect to promissory notes, mortgages and related documents given in connection with Plan loans (if permitted under the terms of the Plan), if any.

     (b) To invest the assets of the Trust Fund in such investment vehicles as directed by the Company, including Plan loans made to participants, and annuity or insurance contracts issued by affiliates of the Trustee, in accordance with directions received from the Company, and to agree to amendments to such annuity or insurance contracts, as directed by the Company, except to the extent that authority to manage investments has been allocated to one or more Investment Managers pursuant to Section 4A. The Trustee shall have no duty or responsibility to determine the appropriateness of any plan investment, or to cause such investments to be changed. Notwithstanding any other provision of this Agreement, all notices, proposed contract amendments, rate or fee changes or other communications regarding all group annuity contracts that are assets of the Plan, including any group annuity contract issued by Connecticut General Life Insurance Company, will be sent directly by the issuer of the contract to the Company or forwarded by the Trustee to the Company, and the Trustee shall act on behalf of the Plan with respect to any such notice, proposed amendment, change or other communication only in accordance with the written direction of the Company. Any rights of a contractholder under any such group annuity contract to discontinue, amend or otherwise modify the contract shall be exercised only upon the specific written direction of the Company to the issuer of the contract or by the Trustee at the Company's specific written direction.
     (c) To make transfers among investment vehicles or disbursements from the Trust Fund as directed by the Committee or, if applicable, Plan participants. The Trustee shall be entitled to rely on such direction, and shall have no responsibility to ascertain whether the Plan permits such a transfer or disbursement.
     (d) To delegate to third parties, including affiliates of the Trustee, any or all of its duties hereunder, including recordkeeping and reporting. Also, the Trustee may utilize the services of outside custodians to hold on the Trustee's behalf any Plan assets invested in Old Republic stock.
     (e)  To vote Old Republic stock proxies as directed by the Committee.

     Section 4A: Investment Managers. The Company may appoint one or more Investment Managers to manage the investment of any part or all of the assets of the Trust Fund. Except as otherwise provided by law, the Company and the Trustee shall have no obligation for investment of any assets of the Trust Fund which are subject to management by an Investment Manager. Appointment of an Investment Manager shall be made by written notice to the Investment Manager and the Trustee, which notice shall specify those powers, rights and duties of the Trustee under this Agreement that are allocated to the Investment Manager and that portion of the assets of the Trust Fund subject to investment management. An Investment Manager so appointed pursuant to this Section shall be either a registered investment adviser under the Investment Advisers Act of 1940, a bank, as defined in said Act, or an insurance company qualified to manage, acquire and dispose of the assets of the Plan under the laws of more than one state of the United States. Any such Investment Manager shall acknowledge to the Company in writing that it accepts such appointment and that it is a fiduciary with respect to the Plan and Trust. An Investment Manager may resign at any time upon written notice to the Trustee and the Company. The Company may remove an Investment Manager at any time by written notice to the Investment Manager and the Trustee.

     Section 5: Payment of Taxes. The Trustee shall pay out of the Trust Fund income taxes and other taxes of any and all kinds levied or assessed under existing or future laws against the Trust Fund, or against any person with an interest in the Trust Fund after giving the Employers and the Committee notice as far in advance as practicable.

     Section 6:  Disbursement of Trust Funds.
     (a) Upon receipt of written direction of the Committee, the Trustee shall make payments from the Trust Fund to such persons or direct Connecticut General Life Insurance Company to make such payments from an annuity contract listed on Exhibit A, in such manner and in such amounts as the Committee shall direct in writing, and amounts paid pursuant to such direction shall no longer constitute a part of the Trust Fund. Notwithstanding the foregoing, the Committee expressly reserves the right to provide direction directly to Connecticut General Life Insurance Company regarding payments of Plan benefits or other disbursements.
     (b) At no time prior to the satisfaction of all liabilities with respect to participants and beneficiaries under this Trust shall any part of the corpus or income of the Trust Fund be used for, or diverted to, purposes other than for the exclusive benefit of Plan participants or beneficiaries. Except as provided in the Plan, the assets of the Trust Fund shall never inure to the benefit of the Employers and shall be held for the exclusive purpose of providing benefits to participants in the Plan and their beneficiaries, and defraying reasonable expenses of administering the Plan.

     Section 7: Expenses and Compensation of Trustee. The Trustee shall be compensated in accordance with the fee schedule provided to the Company and as otherwise may be agreed upon between the Company and the Trustee. If the Trustee proposes an amended fee schedule and the Company fails to object thereto within ninety (90) days of its receipt, the amended fee schedule shall be deemed accepted by the Company.

     Section 8: Expenses of the Plan and Trust Fund. The Employers shall pay, or, if not paid by the Employers and the Plan so permits, the Company shall direct the Trustee to pay from the Trust Fund, the reasonable expenses relating to the Plan and Trust Fund. Such expenses shall include, without limitation, actuarial, investment management, accounting, legal and Trust expenses.

     Section 9: Accounts of the Trustee. The Trustee has accepted this Trust on the condition that the Company has entered or is entering into a service agreement with Connecticut General Life Insurance Company whereby Connecticut General Life Insurance Company will provide recordkeeping services for all Plan assets held pursuant to this Trust Agreement. The Trustee shall be required to forward to the Company, or require Connecticut General Life Insurance Company to forward to the Company, the recordkeeping reports and related financial information provided by Connecticut General Life Insurance Company, but the Trustee shall not otherwise be required to provide Trust accounts.

      Section 10:  Resignation, Removal and Substitution of Trustee.
     (a) The Trustee may resign at any time by giving at least 30 days' written notice to the Employers and the Committee (unless the Company deems notice of a shorter duration to be adequate). The Company may remove the Trustee at any time by giving at least 30 days' written notice to the Trustee (unless the Trustee deems notice of a shorter duration to be adequate).
     (b) The Trustee's service pursuant to this Agreement is conditioned upon the existence of one or more contracts between the Company or the Plan (or the Trustee on behalf of the Company or the Plan) and Connecticut General Life Insurance Company providing a funding medium for the Plan and providing for full Plan recordkeeping services. In the event the contract providing a funding medium or providing for recordkeeping services is discontinued or terminated, this Agreement shall be terminated as well provided that the Trustee gives at least 10 days' written notice to the Employers and the Committee (unless the Company deems notice of a shorter duration adequate) of the termination of this Agreement pursuant to this subparagraph (b).
     (c) Any successor trustee hereunder may be either a corporation authorized and empowered to exercise trust powers or may be one or more individuals.
     (d) Upon the appointment of a successor trustee, the resigning or removed Trustee shall execute, acknowledge and deliver all documents and written instruments necessary to transfer and deliver the Trust Fund and all rights and privileges therein to the successor trustee. Upon the appointment of a successor trustee, the resigning and removed Trustee shall be discharged from further accountability for the Trust Fund, and shall be under no further duty, obligation or responsibility for the disposition by such successor trustee of the Trust Fund or any part thereof.

     Section 11:  Amendment and Termination of Trust.
     (a) The Company and the Trustee may mutually agree at any time to amend this Trust Agreement and the Trust created hereby at any time. No amendment to this Trust Agreement shall be effective unless mutually agreed to in writing by the Company and the Trustee; provided, however, that Trustee's fee schedule may be amended as provided in Section 7.
     (b) The Company may at any time revoke this Trust Agreement and terminate the Plan and the Trust hereby created. Such revocation and termination shall become effective upon receipt by the Trustee or its delegate of a written instrument of such revocation and termination executed by the Company. Upon such termination, disposition of the assets of the Trust Fund shall be governed by the terms of the Plan; provided, however, that the Trustee shall not distribute any portion of the Trust Fund after such termination unless the Company first obtains a determination from the Internal Revenue Service that such termination will not affect adversely the qualified status of the Plan and, if required, approval of the Pension Benefit Guaranty Corporation of such termination and distribution of assets. In lieu of an Internal Revenue Service determination, assets of the Trust Fund may be distributed if the Employers agree in writing with the Trustee to indemnify the Trust Fund for any taxes or other penalties which may be assessed against it as a result of such termination or agrees to provide a bond to secure payment of any such taxes or penalties. If the Plan is terminated this Trust Agreement, including all rights, titles, powers, duties, discretions and immunities imposed on or reserved to the Trustee, the Employers and the Committee nevertheless shall continue in effect until all assets have been distributed by the Trustee as directed by the Committee under the Plan.

     Section 12:  Miscellaneous Provisions.
     (a) Trust Agreement and the Trust hereby created shall be governed, construed, administered and regulated in all respects under the law of the United States and the State of Illinois.
     (b) The titles of the Sections in this Trust Agreement are for convenience of reference only and in case of any conflict, the text of this instrument, rather than such titles, shall control.
     (c) In case any provisions of this Trust Agreement shall be held illegal or invalid for any reason, their illegality or invalidity shall not affect the remaining parts of this Trust Agreement, and this Trust Agreement shall be construed and enforced as if the illegal and invalid provisions had never been a part of the Trust Agreement.
     (d) This Trust Agreement may be executed in any number of counterparts, each of which shall be deemed an original. The counterparts shall constitute one and the same instrument and may be sufficiently evidenced by any one counterpart.
     (e) This Trust Agreement shall be binding on all persons entitled to benefits under the Plan and their respective heirs and legal representatives, on the Employers and their successors and assigns, on the Trustee and its successors and on the Committee members and their successors. The term "Employer" as used in the Plan and this Agreement includes any entity that continues the Plan and this Trust in effect, as provided in the Plan; and, if the Employer concerned is the Company, the term "Company" also shall include such entity.
     (f) Neither the gender nor the number (singular or plural) of any word shall be construed to exclude another gender or number when a different gender or number would be appropriate.
     (g) In the event of any conflict between provisions of the Plan and those of this Trust Agreement, this Trust Agreement shall prevail.
     (h) Communications to the Trustee shall be sent to the Trustee's principal offices or such address as the Trustee may specify in writing. No communication shall be binding upon the Trustee until it is received by the Trustee or its delegate. Communications to the Company or the Committee shall be sent to the Company's principal offices or such address as the Company may specify in writing. Communications to an Employer other than the Company shall be sent to that Employer's principal offices or such address as that Employer may specify in writing.
     (i) Except as otherwise provided by law, the Trustee's exercise or non-exercise of its powers and discretions in good faith shall be conclusive on all persons. No one shall be obliged to see to the application of any money paid or property delivered to the Trustee, except to the extent such person is acting as an Investment Manager as respects such money or property. The certificate of the Trustee that it is acting according to this Agreement will fully protect all persons dealing with the Trustee.

      (j) Except as otherwise provided by law, in case of any court proceedings involving an Employer, the Committee, the Trustee or the Trust Fund, only the Employer concerned or the Committee, as the case may be, and the Trustee shall be necessary parties to the proceedings, and no other person shall be entitled to notice of process. A final judgment entered in any such proceedings shall be conclusive.
     (k) To the extent permitted by law, an Investment Manager, the Trustee, each Employer and each Committee member shall be responsible only for its or his own acts or omissions and neither the Committee nor the Trustee shall be required to collect any contribution from an Employer or any other person or to verify that it is in the proper amount.

     Section 13: Additional Employers. Any subsidiary or affiliate of the Company may adopt the Plan and become a part to the Trust Agreement by:
     (a)  Filing with the Company a written instrument to that effect; and
     (b) Filing with the Company a written instrument by which the Executive Committee of the Company consents to such action.

          IN WITNESS WHEREOF, this Trust Agreement has been executed on the dates indicated below. The persons executing this Trust Agreement represent that they are duly authorized to do so.



Attest:                                       BITUMINOUS CASUALTY
                                              CORPORATION


_________________________                     By _______________________
                                               Its

                                              Date _____________________



Attest:                                       CG TRUST COMPANY



_________________________                     By________________________
                                               Its


                                              Date _____________________





                                 EXHIBIT A

                         SCHEDULE OF TRUST ASSETS



1.Group Annuity contract 10911-001, issued by Connecticut General Life
  Insurance Company.

2.Promissory notes given in connection with loans to Plan participants and beneficiaries (if such loans are permitted under the terms of the Plan).

3.Old Republic International Corporation Common Stock